RESTATED PREP PLAN
   (Formerly Known as Executive Supplemental Benefit Plans)
                   (Adopted August 19, 1997)

Ace Hardware Corporation PREP Plan is intended to provide part of the basis for attracting, retaining and rewarding key executives. This Plan will supplement, as set forth within this document, the Corporation's life insurance program offered to executive employees.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee of the Board of Directors shall have overall administrative responsibility for the Plan.

Eligibility

The participants in the Plan are nominated by the President and confirmed by the Board of Directors.

Executive Tiers

Each participant in the Plan is assigned one of the Tiers listed below which are reflective of position responsibility and level of benefits provided.

Supplemental Life Insurance Program

The Corporation will provide, by Tier level, a supplemental universal life insurance policy to each eligible executive. The reason for providing a universal life insurance policy, instead of a term life policy, is to provide an investment vehicle for the supplemental retirement benefit. The policy will be owned by each individual executive. The Corporation will pay up to 125% of the standard term life premium rate for each individual policy. If an individual executive's policy costs more than the established rate, it will be that individual's responsibility to pay the additional costs or accept a reduced face amount of life insurance. Listed below are the face amounts of life insurance to be provided by Tier:

               Tier(s)                  Face Amount

               Tier I                   $600,000
               Tier II                  $400,000
               Tier III                 $200,000


Participants in the Plans for the year 1998 and subsequent years

Tier I         President and Chief Executive Officer
               David F. Hodnik

Tier II        Corporate Vice President
               Michael C. Bodzewski
               Lori L. Bossmann
               Paul M. Ingevaldson
               Rita D. Kahle
               David W. League
               William A. Loftus
               David F. Myer
               Fred J. Neer
               Donald L. Schuman

Tier III       Company Vice President
               Ray A. Griffith

Plan Administration Policy and Issues

The PREP Plan will be administered by the Compensation and Human Resources Committee and its interpretation of the plan and determination of the benefit granted under the plan will be final and binding on all participants and their estates. Subject to the provisions of the plan, the Compensation and Human Resources Committee, at any time, will have the authority to establish, adopt or revise such rules and regulations as it deems necessary for the administration of the plan.

The Board of Directors has the authority to terminate or amend the supplemental plan in any respect at the end of each plan year.

The supplemental plan does not constitute an employment contract and does not alter the fact that plan participant(s),if not under contract, may resign from the Corporation and the Corporation may discharge plan participant(s).

The Restated PREP Plan is effective September 1, 1997.


Effective 9/01/97